NEWS RELEASE Contact Information: JT Hand, President & CEO jth@yorkwater.com -OR- Matthew E. Poff, Chief Financial Officer matthewp@yorkwater.com 717-845-3601	130 East Market Street York, PA 17401

FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS THREE MONTHS EARNINGS

York, Pennsylvania, May 5, 2026:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the first quarter of 2026.

President Hand reported that first quarter operating revenues of $20,074,000 increased $1,618,000, and net income of $4,814,000 increased $1,176,000 compared to the first quarter of 2025.  Basic and Diluted Earnings per share of $0.33 for the three-month period increased $0.08 compared to the same period last year.  Increased revenues were primarily due to increase in rates effective March 1, 2026 partially offset by a reset to zero of the Distribution System Improvement Charge (DSIC).  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  Growth in the customer base also added to revenues.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.  The increased revenue and lower income taxes were partially offset by higher operation and maintenance expenses, depreciation, and interest on debt.

During the first three months of 2026, the Company invested $9.8 million in capital projects for main extensions and an upgrade to the enterprise software system, as well as various replacements and improvements to infrastructure and routine items.  In addition, the Company invested $470,000 in the acquisition of two wastewater systems, including the CMV Sewage Co. in York County and the Pine Run Retirement Community in Adams County.  The Company estimates it will invest an additional $38.1 million in 2026, excluding acquisitions, for additional main extensions, a continuing upgrade to the enterprise software system, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Three Months Ended March 31 In 000's (except per share)
	2026	2025
Operating Revenues	$20,074	$18,456
Net Income	$4,814	$3,638
Average Number of Common Shares Outstanding	14,438	14,381
Basic and Diluted Earnings per Common Share	$0.33	$0.25
Dividends Declared Per Common Share	$0.2280	$0.2192

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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